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                                                                  EXHIBIT 10(C)

                              LETTER OF AGREEMENT

1. General. This agreement is between SensorMedics, a California Corporation, located at 22705 Savi Ranch Parkway, Yorba Linda, California, 92687, herein referred to as SMC, and, Non-Invasive Monitoring Systems, Inc., located at 1840 West Avenue, Miami Beach, Florida, 33139, herein referred to as NIMS; both SMC and NIMS together referred to as the parties.

2. Distribution. NIMS grants SMC renewal as exclusive worldwide distributor of the Current Products.
SMC agrees to market NIMS products through its direct sales representatives, contracted dealers and factory representatives.

SMC will not be involved in the CHIME study nor with instruments supplied by NIMS for that study. Further, SMC will not be involved in sales in NIMS Reference Demonstrations Centers at Mt. Sinai Medical Center, Miami Beach (Drs. Adams, Kreiger, and Chediak), Montreal Children's Hospital (Dr. Brouliette and Associates), Hines VA Hospital (Dr. Tobin), University of Massachusetts Hospital (Dr. Curley) and Toronto General Hospital (Dr. Sandler) and
University Hospital of Zurich (Dr. Block and Associates). However, NIMS will provide introductions as needed, to SMC to these units for purposes of demonstrating NIMS products to prospective customers.

3. Current Products. NIMS will provide the Current Products in electrical configuration for use with 110 and 220 volt power. Current Products will also be provided with and without alarms and labeled accordingly. NIMS agrees products and accessories supplied hereunder, are, and will be manufactured and/or assembled pursuant to Good Manufacturing Practices as directed by the Food and Drug Administration and will comply with the European E.M.C. directive, effective no later than 1/1/96, and any subsequent European or other geographical regulations on safety. SMC will provide NIMS, as soon as possible, with the regulatory information as to the standards that apply and NIMS products affected. Compliance costs incurred by NIMS in connection with European or other geographical regulations on product safety will be shared equally by NIMS and SMC, unless SMC is able to recover such compliance costs in the selling price, in which case SMC will absorb the entire cost . If NIMS or SMC are unwilling or unable to comply with the above, both parties agree they will in good faith determine a mutually acceptable reduction in committed volume for the product so affected.

Current Products are:

- Respitrace Plus

- RespiCardiocentral

- Respitrace PT.

- Other Current Products include RespiBands (disposable Respitrace sensors), RespiTrend software, Respievents and DC option for Respitrace Plus.

4. New Products. NIMS agrees to give SMC the first right of refusal for all future NIMS products during the period of this agreement. NIMS agrees to provide SMC with copies of the Food and Drug Administration notification of permission to market products as they are granted. SMC will have 30 days from such notification to exercise its first right of refusal.
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5. Technical Support. NIMS shall be responsible for providing technical support to SMC and directly to NIMS customers for products not distributed by SMC. SMC will provide technical support to customers of NIMS products distributed by SMC, including customers who purchased the Respitrace Plus from NIMS prior to August 2, 1994 which represents the initial agreement date between the parties.

6. Warranty. NIMS agrees to provide SMC its standard one (1) year warranty from the date of purchase against operational failure and workmanship, for Respitrace Plus, Respitrace PT, RespiCardio Central and Respitrace Simulator and above mentioned units sold to SMC for demonstration purposes. As a courtesy to SMC, NIMS further agrees to furnish SMC with a start of warranty grace period not to exceed six (6) months on Respitrace Plus, RespiCardio Central. and Respitrace PT units sold by SMC to end users. This start of warranty grace period is applicable to SMC only and is intended to cover variable time conditions associated with product delivery, installation and, when necessary, in- service by SMC. RespiBands are warranted only for out of box failure. Warranty shall cover parts and labor; repair will be conducted by exchange. SMC may elect to send defective product directly from the end user to NIMS for product repair. SMC has the right to offer an extended warranty for one year on behalf of NIMS for 10% of instrument list price. SMC and NIMS agree to review the current extended warranty and out of warranty repair policies and procedures, and, use their best efforts to develop a new plan and appropriate pricing acceptable to both parties. This should be concluded by December 1st, 1995.

7. Out of Warrantv Repair. Out of warranty repair will be charged by NIMS to SMC. SMC agrees not to repair NIMS products. (see above)

8. Product Training. From time to time NIMS will provide SMC designated employees with product training. End user training for the Respitrace Plus shall be by video tape; supplied with each instrument by NIMS. On site end user training for the RespiCardio Central shall be contracted by NIMS to SMC at $500 per day plus expenses.

9. Sales Tools. SMC shall develop printed sales tools as needed, with NIMS providing technical assistance.

10. Trademarks. NIMS gives SMC the right to use product names, trademarks and copyrights that apply to current products; the preceding must be used in conjunction with NIMS corporate identity. SMC agrees not to use the NIMS corporate identity for other purposes without approval from NIMS.

11. Purchase Commitments, delivery schedule, transfer pricing, payment schedules:

Purchase commitments, delivery schedule and pricing for Year One and Year Two appear in Appendix A, attached to this agreement, with Year two transfer pricing dependent upon committed volumes being realized in Year one of the agreement.

These statements are summarized as follows:
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
  YEAR ONE
  September 1995 to August 1996
- Respitrace Plus:                120 units at $ 4,250 ea.
- Respitrace PT:                  50 demo units at $ 6,500 ea.
- Respitrace PT:                  first 75 units at $ 8,000 ea.
- Respitrace PT:                  next 75 units at $ 7,000 ea.
- Respi Cardio Central:           4 units at $ 25,000 ea.
- RespiTrends Software:           Furnished with each Respitrace Plus at no charge
- RespiEvents Software:           Furnished with each Respitrace PT at no charge
- RespiBands Plus:                84 Boxes 15" at $175 for Box of 10
                                  84 Boxes 24" at $175 for Box of 10
                                  240 Boxes 40" at $175 for box of 10
                                  84 Boxes 60" at $210 for Box of 10
- Respitrace Simulator:           24 units at $ 525 ea.

  YEAR TWO
  September 1996 to August 1997
- Respitrace Plus:                240 units at $3,750 ea.
- Respitrace PT :                 300 units at $7,000 ea.
- RespiCardio Central:            4 units at $ 25,000 ea.
- RespiTrends Software:           Furnished with each Respitrace Plus at no charge
- RespiEvents Software:           Furnished with each Respitrace PT at no charge
- Respibend Plus:                 210 Boxes 15" at $175 for Box of 10
                                  210 Boxes 24" at $175 for Box of 10
                                  600 Boxes 40" at $175 for Box of 10
                                  210 Boxes 60" at $210 for Box of 10
- Respitrace Simulator            24 units at $ 525 ea.

12. Special Provisions:

A. NIMS agrees to ship and SMC agrees to make payments during the first 90 days of the agreement as follows:

- September payment of $ 56,588 representing invoiced amounts owed Nims by SMC covering the period May 23, 1995 through August 28, 1995

- Shipments and Payments (First 90 days of agreement)
  - 23 Respitrace Plus units to ship in September, payment $ 97,750 thirty days later.
- - 20 Respitrace PT demo units to ship in October, payment $130,000 thirty days later.
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- In the event NIMS needs additional funds, in order to meet working capital requirements as per Appendix B, SMC agrees to advance up to $100,000 for the month of December 1995 and up to $120,000 for the month of January 1996 as prepayment against future product purchases.

B. All cost reductions for labor and material of current products shall be balanced against cost increases and shall be analyzed on a semi-annual basis. If the net change exceeds 8% in either direction, the transfer price for subsequent purchases shall be adjusted to reflect equal sharing in the net change by both panties. This net being shared equally between the parties through semi-annual transfer price adjustments.

C. The volume committed for the Respitrace PT units, (except for the 50 demonstrator systems) shall be reduced by 25 units for every 30 day period FDA permission to market slips past Dec. 31, 1995.

D. It is agreed by both parties that SMC shall have the right to substitute products in order to meet committed volumes. Each Respitrace PT unit above the committed volume shall count for the proportional transfer price fraction of Respitrace Plus units at the time of substitution. Similarly each Respitrace Plus unit above the committed volume shall count for the proportional transfer price fraction of Respitrace PT units at time of substitution.

E. At the conclusion of the initial six months of this agreement, should SMC fail to meet the committed volume for the Respitrace Plus units, SMC shall have 90 days from notification by NIMS to makeup the deficit. Should SMC fail to do so, NIMS will have the option to advise SMC in writing that SMC becomes a non exclusive distributor, for a two year period, of Respitrace Plus at prices no less favorable than those extended to any other distributor.

F. At the conclusion of the initial six months of this agreement, should SMC fail to meet the committed volume for the Respitrace PT units, SMC shall have 90 days from notification by NIMS to makeup the deficit. Should SMC fail to do so, NIMS will have the option to advise SMC in writing that SMC becomes a non exclusive distributor, for a two year period, of Respitrace PT at prices no less favorable than those extended to any other distributor.

G. SMC and NIMS agree they will in good faith enter into discussions on licensing the R.I.P. technology to SMC for incorporation into a SMC product.

H. Should NIMS be unable to supply the Current Products for reasons other than those which may be caused by SMC, SMC shall have the right to manufacture these products. NIMS agrees to use their best efforts to provide technical knowledge and resources to aid in this endeavor and SMC agrees to provide fair compensation in the form of a royalty until such time as NIMS can resume production.

13. Payment Terms: FOB NIMS, Miami Beach, Fl., net 30 days
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14. Expiration and Termination: This agreement shall be in effect from September
1, 1995 until August 31, 1997.

15. Renewal: SMC has the right to renew this agreement as long as the committed volumes have been met.

16. Arbitration: In the event of a dispute between the parties on an matter governed by this Agreement, both parties agree to submit the dispute to binding arbitration pursuant to the rules of the American Arbitration Association, such arbitration to be held in Miami, Florida. The decision of the arbitrator shall be final and shall have the effect of a judicial determination and be certifiable to an appropriate court of record as a judgment.

Non-Invasive Monitoring Systems. Inc.              SensorMedics Corporation

/S/ Marvin A. Sackner                              /S/ Robert Crouch
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Marvin A. Sackner,                                 Robert Crouch
Chief Executive Officer                            Vice President, Marketing